UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 13, 2012

FOUR RIVERS BIOENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-31091	980442163
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14 South Molton Street, 3rd Floor London, United Kingdom	W1K 5QP
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (44) 1642 674085

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction .2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 (Other Events)

On August 28, 2012 the Company announced that it had entered into a forbearance agreement with the holder of its Original Issue Senior Convertible Debentures whereby the Debenture holder agreed to not foreclose on the Debentures, despite the fact that the Company was in default under their terms. Under the terms of this forbearance the Company agreed to commence a program of asset sales, the proceeds of which would be used to make staged redemptions of the Debentures. Accordingly, on December 13, 2012 the Company sold its real estate in Kentucky (comprising some 216 acres of undeveloped land) by way of a public auction for $1,015,000; resulting in a book loss of approximately $1 million. The sale, which is to one buyer but in several parts, is conditional upon payment of the agreed purchase price in full by certain agreed dates, as detailed below.

Upon completion of the land sale (which is scheduled to take place within 30 days of the auction date in respect of land tranches which sold for $515,000 and within 110 days of the auction date in respect of land tranches which sold for $500,000), the proceeds, net of costs and commissions (expected to approximate $45,000), will be offset against the gross redemption value of the Debenture of $2,855,600. The Company had also previously sold several less significant assets under the terms of the forbearance agreement, which, in aggregate resulted in a reduction in the redemption value of the Debentures by approximately $92,000. The residual amount due under the Debentures, which becomes due and payable on December 31, 2012, after deducting the redemptions arising from the aforementioned asset sales, will be approximately $1,793,600. This amount will start to accrue interest at the compound rate of 18% per annum from December 31, 2012.

The Company’s remaining principal asset is its land in the United Kingdom, which includes (i) a former industrial site, upon which the Company plans to create a waste-to-energy park and (ii) surrounding agricultural land. The Company’s ability to continue with its plans to commercialise the industrial site are dependent upon:

(a) The Debenture holder’s agreement to continue to forbear against its right to foreclose and to allow the Company to retain its UK industrial site; and

(b) The Company’s ability to raise equity finance to fund its planned waste-to-energy plant. In this regard management continues to discuss the investment opportunity with the potential investor who, as previously announced, has expressed a serious interest in investing in the Company. The potential investor has indicated that its proposed investment is subject to the completion of a separate unrelated transaction which, upon completion, would finally enable it to make its proposed investment in the Company.

The Company is in separate discussions with its Debenture holder and the above-mentioned potential investor in relation to the above matters, but at present the outcome of both matters is uncertain.

In the event that the Company is unable to conclude its planned equity financing, and/or in circumstances where the Debenture holder elects to foreclose on the Debenture and requires the forced sale of all the UK land, it is likely that the Company’s equity value will be eliminated. In the event of a successful equity investment and consequent redemption of the Debenture the value of the existing equity holding in the Company may be materially diluted, dependent upon the terms of this possible investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2012	FOUR RIVERS BIOENERGY INC.

	By:	/s/ Martin Thorp
Name: Martin Thorp
Title: Chief Financial Officer